Exhibit 99.1

(1)                                  Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 22, 2004, by and among AMC Entertainment, Inc., Marquee Holdings Inc. and Marquee Inc., all stock options outstanding at the effective time of the merger have been canceled, and the holder thereof is entitled to receive an amount in cash in lieu of such cancelled option equal to the excess of (i) the product of (A) the excess, if any, of (x) $19.50 over (y) the per share exercise price of such stock option multiplied by (B) the number of shares of AMC Entertainment, Inc. common stock subject to such stock option over (ii) any income tax or employment tax withholding required under the Internal Revenue Service Code with respect to the amounts referred to in clause (i).

                                                Amount reported does not include shares that may be deemed to be beneficially held by (i) Apollo Investment Fund IV, L.P. (“AIF IV”), (ii) Apollo Overseas Partners IV, L.P. (“AOP IV”), (iii) Apollo Investment Fund V, L.P. (“AIF V”), (iv) Apollo Overseas Partners V, L.P. (“AOP V”) or (v) AP Entertainment, LLC (“AP LLC” and together with AIF IV, AOP IV and AIF V, “Apollo).  The Reporting Person is a founding principal of Apollo Advisors IV, L.P. and Apollo Advisors V, L.P., the respective general partner of (x) AIF IV and AOP IV and (y) AIF V and AOP V.  The Reporting Person disclaims beneficial ownership of all securities held by Apollo.  The filing of this Statement and the amounts reported herein shall not be deemed an admission that the Reporting Person is the beneficial owner of, or has any interest in, any such securities not directly owned by the Reporting Person for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.